Exhibit 99.1

News Release

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation	Carrie Marrelli, VP, Investor Relations
18400 Von Karman, Suite 1000	(949) 224-5745
Irvine, CA 92612	Erin Freeman, VP, Corporate Communications
(949) 862-7624

NEW CENTURY FINANCIAL CORPORATION ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

Irvine, Calif., March 14, 2005, New Century Financial Corporation (NYSE: NEW), a real estate investment trust (REIT) and the parent company of one of the nation’s largest non-prime mortgage finance companies, announced today that Terrence P. Sandvik, 65, has notified the company that he will not stand for reelection to the board of directors at the company’s annual meeting of stockholders on May 17, 2005. Mr. Sandvik has served on the company’s board of directors since September 2000. He also previously served on the company’s board of directors from February 1999 to April 2000.

“Our board has benefited greatly from Terry Sandvik’s professionalism, dedication and knowledge, especially in the area of information technology,” said Robert K. Cole, chairman and chief executive officer. “I, along with the other members of our board and senior management, am grateful to Terry for his service and valuable contributions to New Century and wish him well in retirement.”

The company also announced that the Governance and Nominating Committee of its board has nominated Marilyn A. Alexander, 53, to stand for election to the board of directors at its upcoming annual meeting of stockholders. Ms. Alexander currently serves on the Board of Trustees of Equity Office Properties and Board of Governors of Chapman University and is a founding board member of the Breast Health Awareness Foundation. She has more than 23 years of finance, marketing and strategic planning experience. Ms. Alexander has served as senior vice president and chief financial officer of the Disneyland Resort in California and has held several marketing and finance positions at the Walt Disney World Resort in Florida. Ms. Alexander also served as vice president, financial planning and analysis of Marriott Corporation and as a managing consultant for Cresap, a division of Towers Perrin. Ms. Alexander holds a bachelor’s degree from Georgetown University and a masters of business administration from the Wharton Graduate School of the University of Pennsylvania.

“We are pleased to have Marilyn Alexander accept our nomination for election to the New Century board,” stated Cole. “We believe that Marilyn’s extensive finance and marketing experience will bring a valuable and unique perspective to our company.”

About New Century

New Century Financial Corporation is a real estate investment trust and the parent company of one of the nation’s largest non-prime mortgage finance companies, providing first and second mortgage products to borrowers nationwide through its operating subsidiaries, New Century Mortgage Corporation and Home123 Corporation. New Century is committed to serving the communities in which it operates with fair and responsible lending practices. To find out more about New Century, please visit www.ncen.com.